Exhibit 99.1


FOR IMMEDIATE RELEASE:


Home Federal Bancorp, Inc. of Louisiana Reports Net Earnings For the Quarter and Six Months Ended December 31, 2006


Shreveport, Louisiana - January 25, 2007 - Home Federal Bancorp, Inc. of Louisiana (the "Company") (OTC BB: HFBL), the "mid-tier" holding company of Home Federal Savings and Loan Association (the "Association"), reported net earnings for the second quarter ended December 31, 2006 of $174,000, or basic earnings per share of $.05, an increase of $18,000, or 11.5%, from the $156,000 in net earnings, reported for the second quarter ended December 31, 2005.

The increase in net earnings for the quarter resulted primarily from an $80,000, or 285.7%, increase in non-interest income which was partially offset by a $31,000, or 5.2%, increase in non-interest expense. The increase in non-interest income for the quarter was primarily attributable to the recognition of $101,000 of gains on sales of investments during the quarter. The increase in non-interest expense was primarily due to an increase in compensation and benefits expense of $12,000, or 3.2%, over the prior year period and the recognition of $39,000 of franchise and ad valorem taxes associated with the equity of the Company and the Association, respectively. These taxes were not applicable during the three months ended December 31, 2005.
These increases were offset by a decrease in advertising expense of $14,000 as the Company did not recognize any advertising expense for the three months ended December 31, 2006.

For the six months ended December 31, 2006, Home Federal Bancorp, Inc. of Louisiana reported net earnings of $332,000, or basic earnings per share of $0.10, a decrease of $22,000, or 6.2%, as compared to the $354,000 in net earnings, reported for the six months ended December 31, 2005. The decrease in net earnings for the six months ended December 31, 2006 was primarily due to a $45,000, or 2.8%, decrease in net interest income, and a $41,000, or 3.5% increase in non-interest expense. These changes were partially offset by a $58,000, or 62.4%, increase in non-interest income. The decrease in net interest income was primarily attributable to an increase in the Company's cost of funds. The increase in non-interest expense was primarily attributable to an increase in compensation and benefits expense of $28,000, or 3.9%, and the recognition by the Company of $79,000 of franchise and ad valorem taxes associated with the equity of the Company and the Association, respectively. These franchise and ad valorem taxes were not applicable during the six months ended December 31, 2005. These increases were partially offset by decreases in audit and other professional fees of $27,000, or 18%, advertising expense of $15,000, or 52.9%, and other administrative expenses of $23,000, or 15.6%. The increase in non-interest income was primarily attributable to an increase in the amount of gains recognized on the sale of investment securities. For the six months ended December 31, 2006, the Company recognized gains on the sale of investment securities of $101,000 compared to $52,000 for the six months ended December 31, 2005.

At December 31, 2006, Home Federal Bancorp, Inc. of Louisiana reported total assets of $124.2 million, an increase of $10.2 million, or 8.9%, compared to total assets of $114.0 million at June


30, 2006. The increase in assets was comprised primarily of the increase in cash and cash equivalents of $8.2 million to $13.1 million at December 31, 2006 compared to $4.9 million at June 30, 2006, as well as a $2.2 million, or 10.6%, increase in loans receivable at December 31, 2006 compared to June 30, 2006. These increases were offset by a decrease in other assets of $1.0 million, or 33.0%, from $3.1 million at June 30, 2006 to $2.1 million at December 31, 2006. Deposits increased $5.0 million, or 7.0%, from $71.3 million at June 30, 2006 to $76.3 million at December 31, 2006. Advances from the Federal Home Loan Bank of Dallas increased $3.0 million, or 22.0%, from $13.4 million at June 30, 2006, to $16.4 million at December 31, 2006.

Shareholders' equity increased $2.4 million to $30.9 million, or 24.9% of total assets, at December 31, 2006 compared to $28.5 million, or 25.0% of total assets, at June 30, 2006. The primary reasons for the increase in shareholders' equity from June 30, 2006, were recognition of $332,000 of net income for the six months ended December 31, 2006, a change in the Company's accumulated other comprehensive income (loss), increasing from a balance of ($3.1 million) at June 30, 2006 to a balance of ($1.0 million) at December 31, 2006, and a decrease in unearned recognition and retention plan stock of $137,000. These changes were offset by an increase of treasury stock of $54,000, and dividends paid of $169,000 during the six months ended December 31, 2006.

Home Federal Bancorp, Inc. of Louisiana is the mid-tier thrift holding company for Home Federal Savings and Loan Association which conducts business from its main office and two branch offices in northwest Louisiana.


Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." We undertake no obligation to update any forward-looking statements.

CONTACT:
     Daniel R. Herndon, Chief Executive Officer
     Clyde D. Patterson, Executive Vice President
     Home Federal Bancorp, Inc. of Louisiana
     (318) 222-1145









                                    2

                     Home Federal Bancorp, Inc. of Louisiana
           CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                              (In thousands)

       ASSETS                                     December 31,     June 30,
                                                       2006          2006
                                                  ------------     --------
                                                          (Unaudited)

Cash and cash equivalents                            $ 13,110     $  4,930
Investment securities                                  85,939       85,119
Loans receivable, net                                  23,070       20,866
Other assets                                            2,068        3,085
                                                      -------      -------
       Total assets                                  $124,187     $114,000
                                                      =======      =======


LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                             $ 76,273     $ 71,279
Advances from the Federal Home Loan Bank of Dallas     16,366       13,417
Other liabilities                                         615          765
                                                      -------      -------
       Total liabilities                               93,254       85,461

Shareholders' equity                                   30,933       28,539
                                                      -------      -------
       Total liabilities and shareholders' equity    $124,187     $114,000
                                                      =======      =======



                     Home Federal Bancorp, Inc. of Louisiana
                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      (In thousands, except share data)



                                    Three months ended  Six months ended
                                         December 31,      December 31,
                                    ------------------  -----------------
                                        2006     2005     2006     2005
                                    ---------  -------  -------  --------
                                        (Unaudited)        (Unaudited)

Total interest income                 $1,642   $1,370   $3,210   $2,750
Total interest expense                   863      576    1,634    1,129
                                       -----    -----    -----    -----
  Net interest income                    779      794    1,576    1,621
Provision for loan losses                 -        -        -        -
                                       -----    -----    -----    -----
  Net interest income after provision
   for loan losses                       779      794    1,576    1,621
Non-interest income                      108       29      151       93
Non-interest expense                     623      592    1,224    1,183
                                       -----    -----    -----    -----
  Income before income taxes             264      231      503      531
Income taxes                              90       75      171      177
                                       -----    -----    -----    -----
  NET INCOME                          $  174   $  156   $  332   $  354
                                       =====    =====    =====    =====
  EARNINGS PER SHARE
        Basic                         $  .05    $ .05   $  .10   $  .10
                                       =====    =====    =====    =====
        Diluted                       $  .05    $ .05   $  .10   $  .10
                                       =====    =====    =====    =====



                                    3